Exhibit 99.1

For More Information:

CCG Investor Relations 10960 Wilshire Blvd, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 ext 103 Crocker Coulson, President crocker.coulson@ccgir.com	Excelligence Learning Corporation 2 Lower Ragsdale Drive, Suite 200 Monterey, CA 93940 (831) 333-2000 Vikas Arora, VP & General Counsel varora@excelligencemail.com

FOR IMMEDIATE RELEASE

Excelligence Learning Corporation Added to

Russell Microcap Index

MONTEREY, Calif., July 14, 2005 — Excelligence Learning Corporation (NasdaqSC: LRNS), a leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, today announced that its stock has been added to the Russell Microcap Index.

The newly-launched Russell Microcap Index, which debuted on July 1, 2005, is comprised of the smallest 1,000 securities in the small-cap Russell 2000 Index, along with the next 1,000 smallest companies, based on a ranking of all U.S. equities by market capitalization. Russell indices are widely used by investment managers and institutional investors for index funds and as benchmarks for both active and passive investment strategies.

“We are very pleased to become a member of the Russell Microcap Index,” commented Ron Elliott, Chief Executive Officer of Excelligence. “We believe that our inclusion in this Russell index will increase our visibility in the investment community and serve to broaden our existing stockholder base.”

About Russell

Russell, a global leader in multi-manager investment services, provides investment products and services in more than 39 countries. Russell manages more than $135 billion in assets and advises clients worldwide representing $2.3 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Washington, with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With its proprietary product offerings, a multi-channel distribution strategy and extensive management expertise, the Company aims to foster children’s early childhood and elementary education. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels primarily to early childhood professionals and, to a lesser extent, consumers. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. Those parties then resell the products either as a fundraising device for the benefit of a particular school, student program or other community organization, or as a service project to the school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

# # #